Exhibit 3.1

ARTICLES OF INCORPORATION
(PURSUANT TO NRS 78)

1.  Name of Corporation:

Suncross Exploration Corporation

2.  Resident Agent Name and Street Address:

CSC Services of Nevada, Inc.
502 E John St., Carson City, Nevada 89706

3.  Shares:

Number of shares with par value: 100,000,000 Common / 20,000,000 Preferred, Par Value: $0.001
Number of shares without par value: -0-

4.  Names & Addresses of Board of Directors/Trustees:

Karl Antonius, #2303-1067 Marinaside Crescent, Vancouver, BC, Canada V6Z 3A4

5.  Purpose:

The purpose of this Corporation shall be: ________________

6.  Name, Addresses and Signatures of Incorporator:

B. Gould  /s/ B. Gould
502 E John Street Carson, City, NV 89706

7.  Certificate of Acceptance of Appointment of Resident Agent:

I hereby accept appointment as Resident Agent for the above named corporation.
/s/ B. Gould	11/16/04
Authorized Signature of R.A. or On Behalf of R.A. Company	Date